Exhibit 99.1
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 Notice to Executive Officers and Directors of Revlon, Inc. and Revlon Consumer
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 Products Corporation regarding Revlon Employees' Savings, Investment and Profit
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 Sharing Plan and Revlon Excess Savings Plan "blackout period" and restrictions
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            on ability to trade in equity securities of Revlon, Inc.
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TO:       All members of the Board of Directors and Executive Officers of
          Revlon, Inc. and Revlon Consumer Products Corporation

FROM:     Robert K. Kretzman, Esq.

RE: Important Notice regarding Revlon Employees' Savings, Investment and Profit Sharing Plan and Revlon Excess Savings Plan "blackout period" and restrictions on ability to trade in equity securities of Revlon, Inc.

DATE:     November 22, 2005

Participants in the Revlon Employees' Savings, Investment and Profit Sharing Plan and Revlon Excess Savings Plan (collectively, the "Plans") have been notified that there will be a temporary "blackout period" that will apply to the Plans due to the Plans' conversion to a new record keeper. The blackout period is necessary to allow sufficient time to complete the conversion to the new record keeper. During the blackout period, Plan participants will be unable to direct or diversify investments in their individual accounts, or obtain a loan, withdrawal or distribution from the Plan. This notice is to inform you of significant restrictions on your ability to trade in any equity security of Revlon, Inc. during the upcoming blackout period. The blackout period will be in effect beginning at 3:00 p.m. Eastern time on December 22, 2005 and is expected to end during the week of January 15, 2006. Even if you are not a participant in any of the Plans, this restriction does affect you - please read this entire memorandum.

During the blackout period, and in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's (the "SEC") rules promulgated thereunder, as directors and executive officers of Revlon, Inc. and Revlon Consumer Products Corporation, you are prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity securities of Revlon, Inc. "acquired in connection with [your] service or employment as a director or executive officer" of the Company (as defined in the SEC's rules). Generally, this rule applies to directors and executive officers of public companies and is designed to ensure they do not buy or sell securities of an issuer when participants of pension plans are temporarily prevented from engaging in equity security transactions through their plan accounts.

Although this trading restriction is subject to certain exceptions, given the complexity of the rule and the short duration of the blackout period, you should avoid transactions involving Revlon, Inc. equity securities during the blackout period (including, but not limited to, any purchases or dispositions of Revlon, Inc. Class A common stock ("Revlon Common Stock") held inside or outside of the Plans, selling any Revlon Common Stock you originally received as a restricted stock grant and/or exercising any of your stock options).


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The Company will notify you and all Plan participants by mail when the blackout period has ended.

The restrictions described above also apply in addition to the trading restrictions under the Company's securities trading policy.

If you should have any questions concerning this notice or the blackout period, please feel free to contact me at 237 Park Avenue, New York, New York 10017; telephone (212) 527-5695, or e-mail robert.kretzman@revlon.com.


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